                                                                    EXHIBIT 10.1

                              SETTLEMENT AGREEMENT

      United States of America, ex. rel. Lorenzo Marrero v. TransTechnology Corporation and Breeze-Eastern, a Division of TransTechnology Corporation.
                           Civ. No. 03cv5359 (D.N.J.).

                                   I. PARTIES

      This Agreement is entered into this 6th day of September 2005, by and among the United States of America ("United States"), through the Department of Justice, Lorenzo Marrero ("Relator"), and TransTechnology Corporation and Breeze-Eastern, a Division of TransTechnology Corporation (collectively "TransTechnology ") for themselves and any of their predecessors, successors, assigns, businesses, affiliates, subsidiaries, divisions, employees, agents, and representatives (hereinafter all jointly referred to as the "Parties").

                                  II. RECITALS

      A. Between 1993 and 2005, Defendants submitted, or caused to be submitted, claims for payment based on various contracts entered into with entities of the United States, including the Department of Defense and the United States Coast Guard.

      B. On November 12, 2003 Relator filed a Qui Tam suit against TransTechnology in the United States District Court for the District of New Jersey, captioned as United States of America ex rel. Lorenzo Marrero v. TransTechnology Corporation and Breeze-Eastern, a Division of TransTechnology Corporation, Civ. No. 03cv5359 (D.N.J.). In his complaint, the Relator alleged, among other allegations, that Defendants falsely certified that they complied with contractual specifications when providing overhaul and repair services to hoists and hooks used primarily in helicopter applications ("Qui Tam Action").

    U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al, Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 1 of 14

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      C. TransTechnology, Relator, and the United States (through the Civil
Division, Department of Justice and the Office of the United States Attorney for the District of New Jersey), have engaged in settlement discussions concerning a disposition of the allegations raised in the Qui Tam Action.

      D. Defendants deny all allegations in the Qui Tam Action and specifically deny that they violated the Federal Civil False Claims Act, 31 U.S.C. Sections 3729-33 (the "FCA") or in any way acted wrongfully.

      E. The Parties wish, to avoid the time, expense, and risk of litigation by reaching a settlement of the allegations raised in the Qui Tam Action.

      F. This Settlement Agreement is made in compromise of disputed claims. Neither the Settlement Agreement, its execution, or the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an acknowledgment of responsibility, admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by TransTechnology, which liability is expressly denied.

                                 III. AGREEMENTS

      In reliance on the foregoing Recitals, and in consideration of the mutual promises, covenants and obligations of this Settlement Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   OBLIGATIONS

    U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al, Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 2 of 14

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      1. After the execution of this Settlement Agreement, TransTechnology shall
- -

      a. Make cash payments to the United States for the total sum of One Million Dollars ($1,000,000.00) as provided on the following payment schedule:

            i. Within five (5) business days of the execution of this settlement agreement, TransTechnology, shall pay to the United States the sum of One Hundred Thousand Dollars ($100,000.00);

            ii. On or before March 30, 2006, TransTechnology shall pay to the United States the sum of Three Hundred Thousand Dollars ($300,000.00);

            iii. On or before September 30, 2006, TransTechnology shall pay to the United States the sum of Six Hundred Thousand Dollars ($600,000.00);

      b. TransTechnology agrees not to submit its claims for payment for Breeze-Eastern services performed under work order numbers R08627, R08808, and R08817, representing a value of Fifty-Four Thousand and Four Hundred and Twenty-Six Dollars ($54,426), and hereby waives the right to submit any claim for payment for these work orders.

      c. TransTechnology shall repair, as is necessary to return to serviceable condition, three (3) rescue hoists identified as:

Part Number                  Serial Number
BL-27100-85                  260CK

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 3 of 14

BL-27100-185      642CKT
BL-27100-86        127CK

      The three hoists are to be brought to serviceable condition and made available for return to the United States within two (2) months of their receipt following the execution of this settlement agreement providing the necessary parts are available. TransTechnology will attempt to secure the necessary parts within a commercially reasonable period of time. If one or more of the hoists cannot be returned to a serviceable condition, TransTechnology will provide the United States with a comparable hoist in serviceable condition. The agreed upon value for the services provided in this sub-paragraph is Fifty-Four Thousand and Four Hundred and Twenty-Six Dollars ($54,426).

d. TransTechnology acknowledges that, except when specifically agreed by the United States, the United States has by statute and regulation a right of setoff, and TransTechnology confirms that it will not contest, now or hereafter,any setoff made pursuant to said statutes and regulations of any future payments due to TransTechnology from any United States government contract payments in order to satisfy any default by TransTechnology of its obligations under paragraph 1 of this Settlement Agreement.

The total value of paragraphs 1 (a), (b), and (c) is $1,108,852.00 and represents

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 4 of 14

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      the Settlement Amount.

      2. Contingent upon the United States receiving the Settlement Amount payments and services from TransTechnology and as soon as feasible after receipt of each payment and service identified in sub-parts (a), (b), and (c) of paragraph 1, the United States agrees to pay the relator as follows - -

            a. The United States will pay relator Thirty Thousand, Eight Hundred Eighty-Five Dollars and Twenty Cents ($30,885.20) of the $100,000 cash payment to be made by TransTechnology within a reasonable after the later of the executing this Settlement Agreement or the Court's acceptance thereof, representing a Twenty Percent (20%) relator's share of the cash payment made pursuant to paragraph l(a)(i), and Twenty Percent (20%) of the value of the claims for payment waived by TransTechnology pursuant to paragraph l(b).

            b. Upon completion of the all services to be performed under paragraph l(c), the United States shall pay relator Ten Thousand, Eight Hundred and Eighty-Five Dollars and Twenty Cents ($10,885.20), representing a Twenty Percent (20%) Relator's share of the agreed value of the services to be performed by TransTechnology pursuant to paragraph 1 (c);

            c. The United States shall pay Sixty Thousand Dollars ($60,000) to relator after receipt of the $300,000 due on or before March 30, 2006 under paragraph l(a)(ii), representing a Twenty Percent (20 %) Relator's share

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 5 of 14

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                  of TransTechnology's payment made pursuant to paragraph
                  l(a)(ii);

            d. The United States shall pay One-Hundred Twenty Thousand Dollars ($120,000) to relator after receipt of the $600,000 due on or before September 30, 2006 under paragraph l(a)(iii), representing a Twenty Percent (20 %) Relator's share of TransTechnology's payment made pursuant to paragraph l(a)(iii).

      These amounts in total shall be the Relator's share pursuant to 31 U.S.C.
Section 3730(d).

      3. TransTechnology shall pay to the Relator, through his attorneys, or their designated representative(s), the total sum of Twenty-Five Thousand Dollars ($25,000) in satisfaction of the Relator's claims under 31 U.S.C.
Section 3730(d) (expenses, attorney's fees, and costs) within five (5) business days after the execution of this Settlement Agreement.

      4. TransTechnology Corporation and Breeze-Eastern, a Division of TransTechnology Corporation shall be jointly and severally liable for payments of the Settlement Amount identified in paragraph one (1) and the payment to the Relator, though his attorney, identified in paragraph three (3). Cash payments to the United States of the Settlement Amount identified in paragraph one(l) shall be made by electronic funds transfer pursuant to written instructions to be provided to TransTechnology's legal counsel by Michael F. Hertz or his designated representative. The payment to the Relator through his attorney, identified in paragraph three (3), shall be made by cashier's or certified check to the Relator's counsel, Smith Mullin, P.C., in care of Neil Mullin, Esq.

      5. Contemporaneously with the execution of this Settlement Agreement, the parties shall

    U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al, Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 6 of 14

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execute the attached Stipulation of Dismissal and Proposed Order of Dismissal
(Exhibit A), in which the United States and the Relator agree to dismiss the Qui Tam Action with prejudice subject to the terms of this Settlement Agreement. The United States shall file the Stipulation of Dismissal and Proposed Order of Dismissal with the United States District Court for the District of New Jersey within five (5) business days after the execution of the Settlement Agreement.

                                    RELEASES

      6. Subject to the exceptions set forth below, in consideration of the obligations of TransTechnology set forth in this Agreement, and conditioned upon the full payment of the Settlement Amount by TransTechnology, the United States agrees to release and discharge TransTechnology, and its predecessors, successors, assigns, businesses, affiliates, subsidiaries, divisions, directors, employees, agents, and representatives from any liability or claim the United States has for civil or administrative monetary damages under the False Claims Act, 31 U.S.C. Sections 3729-3733; the Contract Disputes Act, 41 U.S.C, 601 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. 3801-3812; or under common law theories of payment by mistake, unjust enrichment, breach of contract, and fraud for the allegations in the Qui Tarn Action.

      7. Conditioned upon receipt of the full payment of Twenty-Five Thousand-Dollars ($25,000) as provided in paragraph three (3), the Relator, for himself individually, and for his heirs, successors, attorneys, agents, and assigns, agrees to release TransTechnology, their officers, agents, and employees, from any liability to Relator arising before the execution of this agreement from the filing of the Qui Tam, Action, including, but not limited to, any liability to Relator arising under 31 U.S.C. Section 3730(d) (expenses or attorney's fees and costs).

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                       Settlement Agreement - Page 7 of 14

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      8. The Relator, for himself individually, and for his heirs, successors, agents and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. Section 3730, including 31 U.S.C. Sections 3730(b), (c), (c)(5), and (d), from any claims arising from the filing of the Qui Tam Civil Action, and from any other claims for a share of the Settlement Amount, and in full settlement of any claims Relator may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

      9. TransTechnology fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys fees, costs, and expenses of every kind and however denominated) which they have asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Qui Tam Action and the United States' investigation and prosecution thereof.

      10. TransTechnology fully and finally releases the Relator, his heirs, successors, agents and assigns from any claims (including attorneys fees, costs, and expenses of every kind and however denominated) which they have asserted, could have asserted, or may assert in the future against the Relator, his heirs, successors, agents and assigns related to the Qui Tam Action and the United States' investigation and prosecution thereof.

      11. Relator agrees that this Settlement Agreement is fair, adequate and reasonable under all the circumstances and that he will not challenge the agreement pursuant to 31 U.S.C. Section

        U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al, Civ. No.
                               03cv5359 (D.N.J.).

                       Settlement Agreement - Page 8 of 14

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3730(c)(2)(B).

                             LIMITATIONS OF RELEASES

      12. The United States specifically does not release TransTechnology, or any other entity or individual under this Agreement from (a) any criminal, civil or administrative claims arising under Title 26, U.S. Code (Internal Revenue
Code) or Internal Revenue Service Regulations or under Securities or Environmental laws; (b) any liability under the contracts at issue for any claims for delivery of any deficient or defective products and/or services except as alleged in the Qui Tam Action; (c) liability under any express or implied product/services warranties pertinent to these contracts, or liability for the failure to deliver items or services due except as alleged in the Qui Tam Action; (d) any obligations created by this Settlement Agreement or related to disputes and claims for the enforcement of this Settlement Agreement; (e) the criminal liability, if any, of any person or entity; (f) administrative action, if any, by the Department of Defense, the United States Coast Guard, or any other federal agency to suspend, debar or determine the responsibility of Defendants, its affiliates, present or former officers or employees; (g) any criminal, civil, regulatory, or administrative claims, if any, arising under Title 14, Code of Federal Regulations (Federal Aviation Administration, Department of Transportation); and (h) any claims for personal injury or property damage, if any, or for other consequential damages arising from the products/services delivered under the contracts referred to in the Qui Tam Action.

      13. TransTechnology agrees that all costs (as defined by Federal Acquisition Regulation ("FAR") 31.205-47) incurred by or on behalf of TransTechnology and its officers, directors,

       U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No.
                               03cv5359 (D.N.J.).

                       Settlement Agreement - Page 9 of 14

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agents and employees in connection with (a) the matters covered by this
Settlement Agreement, (b) the Government's audit and investigation of the matters covered by this Settlement Agreement, (c) TransTechnology's investigation, defense of the matter, and corrective actions relating to the Qui Tam Action, (d) the negotiation of this Settlement Agreement, and (e) the payments made to the United States pursuant to this Settlement Agreement shall be unallowable costs for government accounting purposes. These unallowable costs will be separately estimated and accounted for by TransTechnology. TransTechnology will not charge such unallowable costs directly or indirectly to any contracts with the United States. Any such cost previously submitted or treated by TransTechnology as an allowable cost for government accounting purposes shall be withdrawn and any charge or charges previously submitted that were based on such cost shall be adjusted accordingly.

      14. Notwithstanding the releases set forth in paragraph six (6) above, the United States expressly reserves all civil claims against individuals, including any current or former officers, employees, agents or employees of TransTechnology, not otherwise specifically identified as a defendant in Paragraph B of Section II (Recitals) of this Settlement Agreement, who have received written notification that they are the target of a criminal investigation, are indicted or charged, are convicted or who enter into a plea agreement arising from the conduct that is the subject of this agreement.

      15. TransTechnology waives and will not assert any defenses
TransTechnology may have to any criminal prosecution or administrative action relating to the Qui Tam Action that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                      Settlement Agreement - Page 10 of 14

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Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the
Eighth Amendment of the Constitution, this Settlement Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

                                  CONTINGENCIES

      16. In the event of a voluntary or involuntary liquidation or reorganization case by or against TransTechnology under bankruptcy, receivership or other insolvency law, TransTechnology agrees not to contest or oppose any motion filed by the United States seeking relief from or modification of the automatic stay imposed by 11 U.S.C. Section 362(a) nor to seek relief under 11 U.S.C. Section 105 to enjoin or restrain the United States from recovering monies owed by TransTechnology arising out of this agreement through offset. TransTechnology recognizes that this express waiver is in consideration for the ability to make deferred payments of the Settlement Amount as provided in paragraph one (1) above.

      17. The Parties agree that, if the United States District Court for the District of New Jersey fails to enter the Order of Dismissal dismissing Civil Action No. 03cv5359 (D.N.J.) with prejudice, this agreement shall be null and void. Should the Court decline to enter the Order of Dismissal dismissing Civil Action No. 03cv5359 (D.N.J.) with prejudice, the United States will return any payments TransTechnology may have made pursuant to paragraph (l)(a), the Relator will return any payments the United States may have made pursuant to paragraph
(2) and will

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                      Settlement Agreement - Page 11 of 14
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return any payments TransTechnology may have made pursuant to paragraph (3), and
TransTechnology may submit the foregone claims for payment identified in paragraph (l)(b) and may submit a claim for payment for any services provided under paragraph (l)[c] within a reasonable time after the Court's action.

                            ADDITIONAL CONSIDERATIONS

      18. This document contains the full and complete Agreement with respect to the matters covered herein. No modification of this Agreement shall be effective unless in writing and signed by the Parties, and agreed to by the United States.

      19. All parties consent to the public disclosure of this Settlement Agreement, and information about this Settlement Agreement may be made available to the public upon request.

      20. Each person who signs this Agreement in a representative capacity warrants that he or she is duly authorized to do so. Further, each Party for himself or itself, as the case may be, (i) acknowledges that such Party has been advised by competent legal counsel in connection with the execution of this Agreement and the accompanying releases, has read each and every paragraph of this Agreement, understands the respective rights and obligations set forth herein, and (ii) represents that the commitments, acknowledgment, representations, and promises set forth herein are freely and willingly undertaken and given.

      21. This Settlement Agreement shall be interpreted in accordance with the federal laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the District of New Jersey.

   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                      Settlement Agreement - Page 12 of 14

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      22. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

      23. This Agreement is intended to be for the benefit of TransTechnology, Relator, and the United States only, and by this instrument TransTechnology, Relator, and the United States do not release any claims against any other person or entity, except those who may be identified within this Agreement.

      24. Dismissal of the Qui Tam Action is subject to the terms of the Settlement Agreement.

      25. This document shall be executed in counterparts, with one original being provided to each party. Each of the counter part documents shall be considered an original of this document.

///

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   U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ. No. 03cv5359
                                    (D.N.J.).

                      Settlement Agreement - Page 13 of 14
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      IN WITNESS WHEREOF, the Parties have executed the foregoing Agreement or counterparts thereof, intending to be bound.

For UNITED STATES OF AMERICA                For UNITED STATES OF AMERICA

By: /s/ Paul J. Wogaman, Sr.                By: /s/ Stuart A. Minkowitz
    -----------------------------------         --------------------------------

Paul J. Wogaman, Sr.                        Stuart A. Minkowitz
Trial Attorney                              Assistant United States Attorney
Civil Division                              970 Broad Street, Suite 700
United States Department of Justice         Newark, New Jersey 07102
(202)616-4298                               (973)783-7607

Dated the 6th day of September, 2005        Dated the 12th day of August, 2005

For TRANSTECHNOLOGY                         COUNSEL FOR RELATOR
CORPORATION AND ITS DIVISION
BREEZE-EASTERN

By: /s/ Stephen G. Sozio                    By: /s/ Neil Mullin
    -----------------------------------         --------------------------------

Stephen G. Sozio, Esq.                      Neil Mullin, Esq.
Jones Day                                   Smith Mullin, P.C.
901 Lakeside Avenue                         240 Claremont Avenue
Cleveland, Ohio 44114-1190                  Montclair, New Jersey 07042
(216) 586-7201                              (973) 783-7607

Dated the 12th day of August, 2005          Dated the 19th day of August, 2005

QUI TAM RELATOR

/s/ LORENZO MARRERO
---------------------------------------
LORENZO MARRERO

Dated the 19 day of August, 2005

          U.S. ex rel. Lorenzo Merraro v. TransTechnology, et al., Civ.
                             No. 03cv5359 (D.N.J.).

                      Settlement Agreement - Page 14 of 14